Exhibit 4.2

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 9, 2017, by and between Tops Holding II Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of May 15, 2013, providing for the issuance of an aggregate principal amount of up to $150,000,000 of 8.750/9.500% Senior Notes due 2018 (the “Notes”);

WHEREAS, Tops Holding LLC and Tops Markets II Corporation (the “Issuers”) have distributed a Confidential Offering Memorandum and Consent Solicitation Statement, dated as of July 10, 2017 (the “Offering Memorandum”), with an accompanying Consent and Letter of Transmittal (the “Letter of Transmittal”), to holders of the Notes (the “Holders”) for (i) an offer by the Issuers to exchange any and all outstanding Notes for a combination of 9.000% Senior Amortizing Notes due 2021 and cash and (ii) a concurrent consent solicitation (the “Consent Solicitation”) by the Issuers, on behalf of the Company, for the Holders’ consents to the amendments to the Original Indenture as set forth in Sections 2 and 3 hereof (the “Amendments”);

WHEREAS, pursuant to the Consent Solicitation, the Issuers, on behalf of the Company, have received consents, as evidenced by a certificate of D.F. King & Co., Inc., dated as of August 5, 2017, provided to the Company and the Trustee, to the Amendments from the Holders of at least a majority in principal amount of the Notes outstanding as of the date of this Supplemental Indenture;

WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

WHEREAS, all conditions precedent provided for in the Original Indenture relating to the execution this Supplemental Indenture have been complied with; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Trustee agrees for the equal and ratable benefit of the Holders as follows:

1.Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

2.Amendments.  Subject to Section 4 hereof, the Original Indenture is hereby amended as follows:

(a)Section 3.03 (Notice of Redemption) is amended by deleting the words “30 days” and replacing such deletion with the words “five (5) Business Days.”

(b)Section 4.03 (Limitation on Indebtedness) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Note exclusively relating to Section 4.03 are hereby deleted.

(c)Section 4.04 (Limitation on Restricted Payments) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.04 are hereby deleted.

(d)Section 4.05 (Limitation on Transactions with Affiliates) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.05 are hereby deleted.

(e)Section 4.06 (Limitation on Liens) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.06 are hereby deleted.

(f)Section 4.07 (Limitation on Sale of Assets) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]” All textual references in the Original Indenture and the Notes exclusively relating to Section 4.07 are hereby deleted.

(g)Section 4.08 (Future Guarantees) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]” All textual references in the Original Indenture and the Notes exclusively relating to Section 4.08 are hereby deleted.

(h)Section 4.09 (Purchase of Notes upon a Change of Control) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]” All textual references in the Original Indenture and the Notes exclusively relating to Section 4.09 are hereby deleted.

(i)Section 4.11 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.11 are hereby deleted.

(j)Section 4.12 (Limitation on Unrestricted Subsidiaries) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.12 are hereby deleted.

(k)Section 4.13 (Provision of Financial Information) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.13 are hereby deleted.

(l)Section 4.14 (Statements by Officers as to Default) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 4.14 are hereby deleted.

(m)Section 5.01 (Consolidation, Merger or Sale of Assets) is hereby deleted in its entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Section 5.01 are hereby deleted.

(n)Clauses (3), (4) and (5) of Section 6.01 (Events of Default) are hereby deleted in their entirety and replaced with the text “[Intentionally Omitted.]”  All textual references in the Original Indenture and the Notes exclusively relating to Clauses (3), (4) or (5) of Section 6.01 are hereby deleted.

3.Amendment of Definitions. Subject to Section 4 hereof, the Original Indenture is hereby amended by deleting any definitions from the Original Indenture with respect to which references would be eliminated as a result of the amendments of the Original Indenture pursuant to Section 2 hereof.

4.Effectiveness.

(a)The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto (the “Effective Date”).

(b)As of the Effective Date, the Original Indenture shall be modified and amended in accordance with the provisions of this Supplemental Indenture, and all the terms and conditions of the Original Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Supplemental Indenture will control.  All references to the Original Indenture in the Original Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Original Indenture as amended by this Supplemental Indenture.  The Original Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall be binding upon all Holders.

5.Conflicts with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provisions of the Trust Indenture Act shall control.  All terms used in this Supplemental Indenture that are defined by the Trust Indenture Act, defined by the Trust Indenture Act referencing another statute or defined by the SEC under the Trust Indenture Act have the meaning so assigned to them.

6.Severability.  In the event any provision of this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.Governing Law.  The laws of the State of New York shall govern and be used to construe this Supplemental Indenture but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

8.Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

9.Successors.  All covenants and agreements in this Supplemental Indenture of the Company and the Trustee shall bind their successors and assigns, whether so expressed or not.

10.Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

11.Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

12.The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not explicitly provided for herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

TOPS HOLDING II CORPORATION

By:	/s/ Frank Curci
Name:	Frank Curci
Title:	Chairman and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Beverly A. Freeney
Name:	Beverly A. Freeney
Title:	Vice President